NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2017 RESULTS,
STRONG U.S. ONSHORE DELIVERY CONTINUES

•
Quarterly sales volumes averaged 355 MBoe/d, up 10 MBoe/d from the midpoint of the Company’s original guidance range, on capital expenditures of $633 million which were toward the lower end of expectations.

•	Total oil volumes of 129 MBbl/d were 5 percent higher than original 3Q expectations.

•
U.S. onshore oil volumes grew to a quarterly record of 93 MBbl/d, up approximately 25 percent from the third quarter of last year. Onshore operating cash flow per BOE is up approximately 50 percent over the same period.

•
DJ Basin well performance increased Wells Ranch and East Pony net volumes by approximately 10 percent from the second quarter of 2017 to 76 MBoe/d. Oil as a percentage of total basin volumes grew to a record 54 percent.

•
Commenced operation at the Company’s initial Central Gathering Facility in the Delaware Basin, Billy Miner operated by Noble Midstream Partners, with 10 wells producing through the facility as of the end of the third quarter.

•	Increased lateral footage drilled per rig per day in the Delaware Basin by more than 30 percent from the first of the year, setting record drill times for long, medium and short length laterals.

•	Established a quarterly record for gross sales volumes in Israel at 997 MMcfe/d (285 MMcfe/d net), while increasing Tamar field gross recoverable resources by 10 percent to 11 Tcfe.

•	Reduced future annual cash interest cost approximately $35 million by retiring $1 billion 8.25 percent bonds due 2019, utilizing proceeds from new Senior Notes issued.

HOUSTON (October 30, 2017) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) today announced results for the third quarter of 2017, including a net loss attributable to Noble Energy of $136 million, or $0.28 per diluted share. The Company reported an adjusted loss(1) and adjusted loss per share(1) attributable to Noble Energy for the quarter of $10 million, or $0.02 per diluted share, which excludes the impact of certain items typically not considered by analysts in formulating estimates. Adjusted EBITDAX(1) was $601 million for the third quarter.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Our strong results for the third quarter continue to reflect the Company’s high-quality assets and differentiated execution, with particularly strong performance from our U.S. onshore business. The significant value of our recent strategic portfolio repositioning is being realized as onshore cash flows and volumes grow at a rapid pace as we move towards the end of 2017. This is also reflective of industry-leading well performance in each basin and the benefits of our integrated midstream strategy through Noble Midstream Partners. With our focus on significantly improving per unit cash margins and enhancing our overall corporate returns, nearly 100 percent of our forward capital is being allocated to our three U.S. onshore plays and the Eastern Mediterranean.”

Total Company sales volumes for the third quarter of 2017 were 355 thousand barrels of oil equivalent per day (MBoe/d), up 10 MBoe/d from the midpoint of original guidance. Approximately 60 percent of the increase from original guidance is related to oil. Pro-forma for the Marcellus divestment in June 2017, third quarter sales volumes were up four percent from the second quarter of 2017 and seven percent from the third quarter of last year. Crude oil and condensate sales volumes were 129 thousand barrels per day (MBbl/d), natural gas liquids (NGLs) totaled 63 MBbl/d and natural gas contributed 978 million cubic feet per day. Heavy localized storms resulted in flash floods and the temporary shut-in of the vast majority of Eagle Ford production in late September and early October, reducing the Company’s average third quarter volumes by approximately 5 MBoe/d.

Total U.S. onshore sales volumes averaged 219 MBoe/d, up nearly eight percent from the second quarter of 2017 and 23 percent from the third quarter of 2016, pro-forma. Offshore sales volumes were 136 MBoe/d with Israel volumes setting a quarterly record and continued strong production performance in the Gulf of Mexico and West Africa.

U.S. onshore crude oil differentials were less than $2 per barrel on average below WTI, NGL pricing strengthened to represent 47 percent of WTI, and U.S. onshore natural gas pricing averaged slightly below Henry Hub. The Company’s Israel gas price averaged $5.36 per thousand cubic feet in the third quarter.

Operating expenses for the third quarter, including lease operating expenses (LOE), production taxes, and gathering, transportation and processing (GTP) expenses, were below expectations at $8.58 per barrel of oil equivalent (BOE). Lower than expected LOE was supported by further reduction of DJ Basin LOE which averaged less than $4 per BOE in the quarter. GTP expenses were approximately $30 million lower than the second quarter of 2017 primarily as a result of the removal of Marcellus costs following the divestiture. Income from equity method investees and other in the quarter totaled $53 million, benefitting from strong global methanol and liquid prices for Alba Plant volumes in EG, as well as higher than anticipated midstream income.

Adjustments to the third quarter loss attributable to Noble Energy primarily related to unrealized commodity derivative losses, debt extinguishment costs associated with the retirement of $1 billion in Senior Notes, and the write-off of costs associated with certain expiring leases in the Gulf of Mexico.

Approximately 78 percent of the Company’s capital was utilized toward U.S. onshore plays and 20 percent was spent in Israel primarily for the Leviathan development. Noble Energy ended the third quarter with $4.3 billion in total financial liquidity, comprised of cash and available credit facility capacity.

(1) A Non-GAAP measure, see attached Reconciliation Schedules

Outstanding Execution Driving Robust U.S. Onshore Cash Flow and Oil Volume Growth
Third quarter 2017 operating cash flow from the Company’s DJ Basin, Eagle Ford, and Delaware Basin assets increased more than 40 percent as compared to the third quarter of last year. Total sales volumes across the Company’s U.S. onshore assets were 219 MBoe/d (42 percent oil, 25 percent NGL, and 33 percent natural gas), at the high end of original guidance. Adjusting for the impact of localized rain storms in late September that affected Eagle Ford production, total onshore volumes would have been two percent above the high end of original guidance. U.S. onshore oil volumes of 93 MBbl/d were a quarterly record for the Company and were higher by eight percent from the second quarter of 2017 and more than 25 percent from the quarter one year ago, pro-forma for the Marcellus divestment.

The DJ Basin averaged 112 MBoe/d, including quarterly record oil production of 61 MBbl/d (54 percent of total basin production). Oil volumes in the DJ Basin were up more than six percent from the second quarter of 2017, driven by continued strong well performance in the Company’s Wells Ranch and East Pony areas. Production from the Eagle Ford averaged 76 MBoe/d, up 10 percent from the second quarter due to continued development of South Gates Ranch. Delaware Basin production of 27 MBoe/d was up 17 percent from the second quarter, in line with expectations. Other U.S. onshore assets contributed the remaining 4 MBoe/d.

In the DJ Basin, 32 wells commenced production during the quarter including 19 in Wells Ranch and 13 in East Pony. The average lateral length of the wells was 9,170 feet, with Wells Ranch wells utilizing a proppant concentration of 1,800 pounds per lateral foot and East Pony wells utilizing 1,000 pounds per lateral foot. The East Pony wells were essentially all located on federal acreage, which were permitted more than a year ago at lower concentrations. For the three development plan areas commencing production in Wells Ranch this year, 31 of 34 wells (10,000 foot average lateral length) have exceeded 1,000 Boe/d and each of the development plan areas is currently producing more than 10,000 Boe/d, gross.

Eight Lower Eagle Ford wells in South Gates Ranch began production during the third quarter of 2017, driving the production increase as compared to the second quarter. In the northern part of Gates Ranch, a 4-well pad commenced production in the third quarter, including two Lower Eagle Ford wells and two Upper Eagle Ford wells in co-development. The four wells averaged a 5,000 foot lateral length and each was completed with 2,500 pounds of proppant per lateral foot. Early performance of the Upper Eagle Ford wells is consistent with expectation and significantly better than historical completion designs.

The Company initiated production on 14 operated wells during the third quarter in the Company’s Delaware Basin acreage, including 12 Wolfcamp A wells, one Wolfcamp B well, and the Company’s first 3rd Bone Spring well. Nine of the wells commenced production during the month of September.

Four wells on the Monroe unit have been on production more than 60 days. The wells include two Wolfcamp A Upper wells, one Wolfcamp A Lower, and one 3rd Bone Spring well. The Wolfcamp A wells averaged 300 Boe/d per 1,000 lateral feet over the initial 30 days of production. Of the three Wolfcamp A wells, two were 10,000 foot laterals, and they have exhibited longer plateaus and flatter declines as expected. The 60-day production rate on the two long laterals has averaged more than 93 percent of the respective initial 30-day rate. The 3rd Bone Spring well (10,000 foot lateral) averaged more than 2,300 Boe/d over the first 30 days and 2,100 Boe/d over 60 days of production.

The Company began production on its third operated well within the Wolfcamp B zone during the quarter. The Cole Younger 30-23 well, with a 3,800 foot lateral, was completed using 3,000 pounds of proppant per lateral foot and produced 1,680 Boe/d (75 percent oil) over the first 30 days on production.

The first Delaware Basin central gathering facility, operated by Noble Midstream Partners, began operation at the end of July. Ten wells were tied into production through the facility in the third quarter, including wells from three multi-well pads. Gross oil throughput capacity at the facility was expanded to 15 MBbl/d during the third quarter, and the facility was connected to the Advantage Pipeline (NBLX owns 50 percent) to Crane, TX.

The Company maintained an average of seven operated drilling rigs onshore during the third quarter (two in the DJ and five in the Delaware). During the quarter, the Company drilled 49 wells (32 DJ, 17 Delaware) and reduced its long lateral drilling times in both basins. In the DJ Basin, the Wells Ranch AF07-631 well with a lateral length of 9,616 feet was drilled (spud to rig release) in 4 days, and in the Delaware, the Holy Mole 23-14 with a lateral length of 10,567 feet was drilled in 19 days. The improvements of three percent and 18 percent from prior records, respectively, have benefitted from the Company’s continued focus on physics-based training and application of drilling data analytics across all basins.

Record Quarterly Sales Volumes and Increased Reserves in Israel
Natural gas production in Israel averaged an all-time gross record of 997 million cubic feet of natural gas equivalent per day (MMcfe/d) during the third quarter of 2017, up slightly from the second quarter of 2017 and the third quarter of last year. Net sales volumes totaled 285 MMcfe/d. The increases were driven primarily by continued natural gas demand in power generation, despite planned maintenance at the Tamar field which was carried out in the latter part of September and early October. During the third quarter, gross natural gas sales volumes exceeded one billion cubic feet of natural gas equivalent per day for 79 days.

Noble Energy recently increased the estimate of gross recoverable resources at Tamar to 11 trillion cubic feet equivalent of natural gas. This increase of 10 percent reflects continued reservoir modeling and assessment of learnings from the Tamar-8 well drilled and completed earlier in the year. Net booked reserves for the field were increased by approximately 285 billion cubic feet equivalent of natural gas.

Project development for Leviathan is more than 23 percent complete, with all critical path equipment and major contracts secured. Construction of the production platform is underway and the project remains on budget and schedule with first gas by the end of 2019.

Continued Strong Cash Flows and Volumes from Other Offshore Assets
Sales volumes in the Gulf of Mexico were at the high end of expectations at 25 MBoe/d, with 83 percent oil contribution, reflecting continued strong field performance and facility uptime across the Company’s position. In July, the Gunflint field surpassed its one-year anniversary of first production. Also during the third quarter, the Company exceeded more than one year of offshore performance without a recordable safety incident in either production operations or at the Company’s operated facilities.

Sales volumes for West Africa were 63 MBoe/d (24 percent oil, 11 percent NGL, and 65 percent natural gas) which were less than produced volumes by 6 MBbl/d. The difference in sales and produced volumes relates to the lifting schedule for the Alba field. Better than anticipated production from the Alba field resulted from the conversion of two wells from natural gas injection to production wells during the third quarter.

UPDATED FOURTH QUARTER GUIDANCE
Total sales volumes for the fourth quarter of 2017 have been reconfirmed at a range of 380 - 390 MBoe/d, showing the Company’s asset resiliency despite the impact of early fourth quarter storms in the Gulf of Mexico and Eagle Ford areas. U.S. Onshore volumes are anticipated 15 percent higher than the third quarter of 2017, with each commodity (crude oil, NGL, and natural gas) expected higher by double-digits. U.S. Onshore oil volumes have been reconfirmed at a range of 102 to 108 MBbl/d. The oil increase is primarily a result of the Company’s Delaware Basin ramp in wells commencing production late in the third quarter and in the fourth quarter.

Offshore, expectations for volumes from Israel have been raised to reflect quicker-than-expected maintenance at the Tamar field and continued strong demand outlook. This increase mostly offsets the change in expected Gulf of Mexico oil volumes which includes the impact of Hurricane Nate and adjustments to the lifting schedule in West Africa.

Capital expenditures and the majority of cost items have been maintained as previously expected.

Additional details for the third quarter results and updated fourth quarter guidance can be found in the quarterly supplement on the Company’s website, www.nblenergy.com.
(1)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time tomorrow, October 31, 2017. The webcast link is accessible on the ‘Investors’ page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll free Dial in: 888-378-4361
Int’l Toll call: 719-325-4915
Conference ID: 1448951

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual reports on Form 10-K, respectively, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

The SEC requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed our probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “gross recoverable resources” which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nblenergy.com.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Crude Oil and Condensate	$553	$461	$1,637	$1,291
Natural Gas Liquids	116	74	329	204
Natural Gas	238	347	952	916
Income from Equity Method Investees and Other	53	28	137	70
Total Revenues	960	910	3,055	2,481
Operating Expenses
Lease Operating Expense	151	131	414	412
Production and Ad Valorem Taxes	36	30	119	73
Gathering, Transportation and Processing Expense (1)	93	121	333	354
Marketing Expense	6	12	39	39
Exploration Expense	64	125	136	376
Depreciation, Depletion and Amortization	523	621	1,554	1,859
General and Administrative	102	95	304	293
Loss on Marcellus Shale Upstream Divestiture	4	—	2,326	—
Other Operating (Income) Expense, Net	(21)	25	93	88
Total Operating Expenses	958	1,160	5,318	3,494
Operating Income (Loss)	2	(250)	(2,263)	(1,013)
Other Expense
Loss (Gain) on Commodity Derivative Instruments	22	(55)	(145)	53
Loss (Gain) on Extinguishment of Debt	98	—	98	(80)
Interest, Net of Amount Capitalized	88	86	271	242
Other Non-Operating Expense (Income), Net	2	(1)	(4)	3
Total Other Expense	210	30	220	218
Loss Before Income Taxes	(208)	(280)	(2,483)	(1,231)
Income Tax Benefit	(93)	(137)	(917)	(486)
Net Loss Including Noncontrolling Interests	(115)	(143)	(1,566)	(745)
Less: Net Income Attributable to Noncontrolling Interests (2)	21	1	46	1
Net Loss Attributable to Noble Energy	$(136)	$(144)	$(1,612)	$(746)

Net Loss Attributable to Noble Energy Per Share of Common Stock
Loss Per Share, Basic and Diluted	$(0.28)	$(0.33)	$(3.47)	$(1.73)

Weighted Average Number of Shares Outstanding
Basic and Diluted	487	430	464	430
(1) Certain of our processing expense was historically presented as a component of other operating expense, net, in our consolidated statements of operations. Beginning in 2017, we have changed our presentation to reflect processing expense as a component of production expense. These costs are now included within gathering, transportation and processing expense. For three and nine months ended September 30, 2017, these costs totaled $12 million and $17 million respectively. For three and nine months ended September 30, 2016, these costs totaled $8 million and $19 million respectively, and have been reclassified from marketing expense to conform to the current presentation.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.
These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on October 31, 2017.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$564	$1,180
Accounts Receivable, Net	675	615
Other Current Assets	303	160
Total Current Assets	1,542	1,955
Net Property, Plant and Equipment	18,396	18,548
Goodwill	1,295	—
Other Noncurrent Assets	416	508
Total Assets	$21,649	$21,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$1,123	$736
Other Current Liabilities	499	742
Total Current Liabilities	1,622	1,478
Long-Term Debt	7,487	7,011
Deferred Income Taxes	1,352	1,819
Other Noncurrent Liabilities	1,245	1,103
Total Liabilities	11,706	11,411
Total Shareholders' Equity	9,466	9,288
Noncontrolling Interests (1)	477	312
Total Equity	9,943	9,600
Total Liabilities and Equity	$21,649	$21,011
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on October 31, 2017.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017		2016	2017	2016

Cash Flows From Operating Activities
Net Loss Including Noncontrolling Interests (1)	$(115)		$(143)	$(1,566)	$(745)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	523		621	1,554	1,859
Loss on Marcellus Shale Upstream Divestiture	4		—	2,326	—
Deferred Income Tax Benefit	(115)		(285)	(988)	(699)
Dry Hole Cost	2		(9)	2	105
Undeveloped Leasehold Impairment	33		81	51	81
Loss (Gain) on Extinguishment of Debt	98		—	98	(80)
Loss (Gain) on Commodity Derivative Instruments	22		(55)	(145)	53
Net Cash Received in Settlement of Commodity Derivative Instruments	4		132	18	454
Stock Based Compensation	16		21	83	61
Other Adjustments for Noncash Items Included in Income	(3)		41	12	136
Net Changes in Working Capital	72		210	(27)	(171)
Net Cash Provided by Operating Activities	541		614	1,418	1,054
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(741)		(352)	(1,956)	(1,164)
Clayton Williams Energy Acquisition	—		—	(616)	—
Additions to Equity Method Investments	—		(2)	(68)	(8)
Proceeds from Marcellus Shale Upstream Divestiture	—		19	1,028	—
Other Acquisitions	(6)		—	(327)	—
Proceeds from Divestitures and Other	28		—	129	786
Net Cash Used in Investing Activities	(719)		(335)	(1,810)	(386)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(49)		(43)	(141)	(129)
Proceeds from Noble Midstream Services Revolving Credit Facility	50		—	245	—
Repayment of Noble Midstream Services Revolving Credit Facility	(40)		—	(45)	—
Issuance of Noble Midstream Partners Common Units, Net of Offering Costs	—		299	138	299
Proceeds from Revolving Credit Facility	275		—	1,585
Repayment of Revolving Credit Facility	—		—	(1,310)	—
Repayment of Clayton Williams Energy Long-term Debt	—		—	(595)	—
(Repayment) Proceeds from Long Term Debt, Net	(10)	—	—	(10)	17
Other	(24)		(16)	(91)	(64)
Net Cash Provided by (Used in) Financing Activities	202		240	(224)	123
Increase (Decrease) in Cash and Cash Equivalents	24		519	(616)	791
Cash and Cash Equivalents at Beginning of Period	540		1,300	1,180	1,028
Cash and Cash Equivalents at End of Period	$564		$1,819	$564	$1,819
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and nine months ended September 30, 2017, Net Loss includes Net Income Attributable to Noncontrolling Interests in NBLX.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on October 31, 2017.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Sales Volumes	2017	2016	2017	2016
Crude Oil and Condensate (MBbl/d)
United States Onshore	93	75	86	75
United States Gulf of Mexico	21	24	22	24
Equatorial Guinea	13	22	18	25
Equity Method Investee - Equatorial Guinea	2	2	1	2
Total	129	123	127	126
Natural Gas Liquids (MBbl/d)
United States Onshore	55	54	54	54
United States Gulf of Mexico	1	1	2	2
Equity Method Investee - Equatorial Guinea	7	7	6	5
Total	63	62	62	61
Natural Gas (MMcf/d)
United States Onshore	429	850	617	884
United States Gulf of Mexico	20	24	20	18
Israel	283	310	276	284
Equatorial Guinea	246	261	240	230
Total	978	1,445	1,153	1,416
Total Sales Volumes (MBoe/d)
United States Onshore	219	270	243	276
United States Gulf of Mexico	25	29	27	28
Israel	48	52	46	48
Equatorial Guinea	54	65	58	64
Equity Method Investee - Equatorial Guinea	9	9	7	7
Total Sales Volumes (MBoe/d)	355	425	381	423

Total Sales Volumes (MBoe)	32,634	39,095	104,104	115,816

Price Statistics - Realized Prices(1)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$46.39	$41.15	$46.86	$37.05
United States Gulf of Mexico	47.73	41.50	47.89	37.79
Equatorial Guinea	51.32	43.73	51.29	40.74
Natural Gas Liquids ($/Bbl)
United States Onshore	$22.91	$14.60	$21.62	$13.30
United States Gulf of Mexico	21.29	18.55	23.23	16.14
Natural Gas ($/Mcf)
United States Onshore	$ 2.99 (2)	$2.37	$ 3.24 (2)	$2.00
United States Gulf of Mexico	2.70	2.91	3.18	2.41
Israel	5.36	5.22	5.33	5.19
Equatorial Guinea	0.27	0.27	0.27	0.27
(1) Average realized prices do not include gains or losses on commodity derivative instruments.
(2) For three and nine months ended September 30, 2017, natural gas sales revenues includes a reduction of $31 million related to previously recorded processing fees included within in the US reportable segment. Average realized prices for three and nine months ended September 30, 2017 including the impact of the adjustment to natural gas revenue is $2.21/Mcf and $3.06/Mcf, respectively.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Loss Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted loss attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted loss attributable to Noble Energy and per share is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted loss attributable to Noble Energy and per share may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted loss attributable to Noble Energy and per share, may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Net Loss Attributable to Noble Energy (GAAP)	$(136)		$(144)		$(1,612)		$(746)
Adjustments to Net Loss
Loss on Marcellus Shale Upstream Divestiture	4		—		2,326		—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	26		77		(127)		507
Loss (Gain) on Debt Extinguishment	98		—		98		(80)
Undeveloped Leasehold Impairment	33		81		51		81
Clayton Williams Energy Acquisition Expenses	4		—		98		—
Other Adjustments	23		17		32		111
Total Adjustments Before Tax	188		175		2,478		619
Current Income Tax Effect of Adjustments (1)	(1)		111		—		111
Deferred Income Tax Effect of Adjustments (1)	(61)		(172)		(875)		(345)
Adjustments to Net Loss, After Tax	$126		$114		$1,603		$385
Adjusted Loss Attributable to Noble Energy (Non-GAAP)	$(10)		$(30)		$(9)		$(361)

Net Loss Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$(0.28)		$(0.33)		$(3.47)		$(1.73)
Loss on Marcellus Shale Upstream Divestiture	0.01		—		5.01		—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	0.05		0.18		(0.27)		1.18
Loss (Gain) on Debt Extinguishment	0.20		—		0.21		(0.19)
Undeveloped Leasehold Impairment	0.07		0.19		0.11		0.19
Clayton Williams Energy Acquisition Expenses	0.01		—		0.21		—
Other Adjustments	0.05		0.03		0.07		0.25
Current Income Tax Effect of Adjustments (1)	—		0.26		—		0.26
Deferred Income Tax Effect of Adjustments (1)	(0.13)		(0.40)		(1.89)		(0.80)
Adjusted Loss Attributable to Noble Energy Per Share, Diluted (Non-GAAP)	$(0.02)		$(0.07)		$(0.02)		$(0.84)

Weighted Average Number of Shares Outstanding, Basic and Diluted	487	—	430	—	464	—	430
(1) Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities and the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted Loss Attributable to Noble Energy (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Loss Attributable to Noble Energy (GAAP)	$(136)	$(144)	$(1,612)	$(746)
Adjustments to Net Loss, After Tax (1)	126	114	1,603	385
Adjusted Loss Attributable to Noble Energy (Non-GAAP)	(10)	(30)	(9)	(361)

Adjustments to Adjusted Loss Attributable to Noble Energy
Depreciation, Depletion, and Amortization	523	621	1,554	1,859
Exploration Expense (2)	31	44	85	269
Interest, Net of Amount Capitalized	88	86	271	242
Current Income Tax Expense (3)	23	37	71	102
Deferred Income Tax Benefit (3)	(54)	(113)	(113)	(354)
Adjusted EBITDAX (Non-GAAP)	$601	$645	$1,859	$1,757
(1) See Schedule 5: Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted Loss Attributable to Noble Energy (Non-GAAP).
(2) Represents remaining Exploration Expense after reversal of Adjustments to Net Loss, After Tax, above.
(3) Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Loss, After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017	2016
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based)	$633	—	$297	—	$1,901	$935
Acquisition Capital (4)	(12)		—		2,806	—
NBLX Funded Capital Expenditures	59		—		165	—
Increase in Capital Lease Obligations (5)	—		5		—	5
Total Reported Capital Expenditures (Accrual Based)	$680		$302		$4,872	$940
(4) Acquisition cost for the three months ended September 30, 2017 includes purchase price adjustments related to the Clayton Williams Energy Acquisition.
(5) Represents estimated construction in progress to date on US operating assets and corporate buildings.